EXHIBIT 23-2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Calpine Corporation of our report dated February 24, 2010 relating to the financial statements of Otay Mesa Energy Center, LLC, which appears in Calpine Corporation's Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 21, 2010